CONSENT OF INDEPENDENT VERIFICATION FIRM

As the independent verification firm for Sterling Capital Management LLC ("Sterling Capital"), Adviser Compliance Associates, LLC ("ACA") hereby consents to reference to the firm-wide Global Investment Performance Services (GIPS®) verification of Sterling Capital for the period January 1, 2001 through December 31, 2018, issued by ACA, and to related references to our firm, included in or made a part of Sterling Capital's Prospectus dated August 19, 2020 for the Sterling Capital Focus Equity ETF.

August 19, 2020

Adviser Compliance Associates, LLC

By:	/s/Andrea M. McNamara Andrea M. McNamara Deputy General Counsel